Exhibit 99.1

Cellectar Biosciences Enters into Common Stock Agreements to Raise $2.5 Million Priced at Market Under Nasdaq Rules

FLORHAM PARK, N.J., June 5, 2025 -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a late-stage clinical biopharmaceutical company focused on the discovery and development of drugs for the treatment of cancer, today announced the entry into definitive agreements to raise $2.5 million from the sale of shares of the company’s common stock priced at-market for Nasdaq purposes. The closing of the offering is expected to occur on or about June 6, 2025, subject to satisfaction of customary closing conditions.

Ladenburg Thalmann & Co. Inc. is acting as the exclusive placement agent for the offering.

The agreements provide for the immediate exercise of certain outstanding warrants to purchase an aggregate of 8,301,322 shares of common stock, issued by the company on June 5, 2020, October 25, 2022 and July 21, 2024 (the “Existing Warrants”), at a reduced exercise price of $0.3041 per share. The shares of common stock issuable upon exercise of the Existing Warrants are all registered, or their resale is registered, pursuant to effective registration statements. The company did not issue any replacement warrants. The gross proceeds to the company from the exercise of the Existing Warrants are expected to be approximately $2.5 million, prior to deducting placement agent fees and offering expenses. The company intends to use the net proceeds for general corporate purposes, including working capital and operating expenses.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is a late-stage clinical biopharmaceutical company focused on the discovery and development of proprietary drugs for the treatment of cancer, independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop the next-generation of cancer cell-targeting treatments, delivering improved efficacy and better safety as a result of fewer off-target effects.

The company’s product pipeline includes: iopofosine I 131, a PDC designed to provide targeted delivery of iodine-131 (radioisotope), for which the FDA has granted Breakthrough Therapy Designation; CLR 121225, an actinium-225 based program being targeted to several solid tumors with significant unmet need, such as pancreatic cancer; and CLR 121125, an iodine-125 Auger-emitting program targeted in other solid tumors, such as triple negative breast, lung and colorectal, as well as proprietary preclinical PDC chemotherapeutic programs and multiple partnered PDC assets.

In addition, iopofosine I 131 has been studied in Phase 2b trials for relapsed or refractory multiple myeloma (MM) and central nervous system (CNS) lymphoma, and the CLOVER-2 Phase 1b study, targeting pediatric patients with high-grade gliomas, for which Cellectar is eligible to receive a Pediatric Review Voucher from the FDA upon approval. The FDA has also granted iopofosine I 131 six Orphan Drug, four Rare Pediatric Drug and two Fast Track Designations for various cancer indications.

For more information, please visit www.cellectar.com or join the conversation by liking and following us on the company’s social media channels: X, LinkedIn, and Facebook.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to identify suitable collaborators, partners, licensees or purchasers for our product candidates and, if we are able to do so, to enter into binding agreements with regard to any of the foregoing, or to raise additional capital to support our operations, or our ability to fund our operations if we are unsuccessful with any of the foregoing. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2024, and our Form 10-Q for the quarter ended March 31, 2025. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts

INVESTORS:
Anne Marie Fields

Precision AQ
212-362-1200
annemarie.fields@precisionaq.com